UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES



1. Name and Address of Reporting Person
    Queensway Financial Holdings Limited
    90 Adelaide Street West, Suite 500
    Toronto, Ontario
    M5H 3V9
    CANADA

2. Date of Event Requiring Statement (Month/Day/Year)
    10/05/1999

3. IRS or Social Security Number of Reporting Person (Voluntary)
    N/a

4. Issuer Name and Ticker or Trading Symbol
    Intercell Corporation, INCE

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ( ) Director
    ( ) Officer
    (x) 10% Owner
    ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)
    N/a

7. Individual or Joint/Group Filing (Check Applicable Line)
(x) Form filed by One Reporting Person
      ( ) Form filed by More than Once Reporting Person

________________________________________________________________________________

________________________________________________________________________________
Table I -     Non-Derivative Securities Beneficially Owned
   1.    Title of       2.Amount of    3. Ownership Form:  4:Nature of Indirect
    Security    Securites              Direct (D) or       Beneficial

Benefically        Indirect (I)        Ownership                  Owned

         _______________________________________________________________________
__
    common       12,248,767            D                             stock
_______________________________________________________________________________




________________________________________________________________________________
Table II -    Derivative Securities Beneficially Owned (e.g. puts, calls, war
rants, options, convertible securities)
________________________________________________________________________________
1.Title of      2. Date Exer-     3. Title and   4.Conver-   5. Owner-
6.Nature of
  Derivative     cisable and     Amount of     sion or      ship
Indirect
  Security       Expiration      Securities    Exercise     Form of   Beneficial
                 Date           Underlying    Price of     of Deri-  Ownership
                           Derivative    Derivative   vative
                           Security         Security     Security
                                                 Direct
                                                 (D)Or
                                                 Indirect

         (I)
________________________________________________________________________________
No reportable transactions


Explanation of Responses:


Signature of Reporting Person:
Crystal D. Maloney for
Queensway Financial Holdings Limited

Date:
10/15/1999